LaSalleNotes Pricing Supp #6

SUBJECT TO COMPLETION OR AMENDMENT, DATED 11/21/06
LaSalle Funding LLC
LaSalleNotes®
With Maturities of 9 Months or More from Date of Issue
Guaranteed Unconditionally By
ABN AMRO BANK N.V. and ABN AMRO HOLDING N.V.

Registration No.		333-137691-01 333-137691 333-137691-02
Filed Pursuant to Rule		424 (b) (2)
Pricing Supplement No.		6
(To Prospectus dated September 29, 2006 & Prospectus Supplement dated September 29, 2006 )
The date of this Pricing Supplement is			November 21, 2006
Trade Date:	12/06/06		Issue Date:	12/11/06	Security Type: Callable Fixed Rate Note

CUSIP Number (1)	Interest Rate	Maturity Date	Interest Payment Frequency (2)	Subject to Redemption	Redemption Date and Terms		Dealer
51803XKY4	5.50%	12/15/18	Semi-Annual	Yes	Callable at 100% on 6/15/2009 and Semi-Annually thereafter with 30 calendar days prior notice.		LaSalle Financial Services, Inc.

						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number	Principal Amount	Price to Public (3)	Proceeds to Issuer	Proceeds (% of Principal Amount)	Discounts and Commissions	Discounts & Comm. (% of Principal Amount)	Survivors Option (4)	OID Note (5)
51803XKY4		100%		98.600%		1.400%	Yes	No

(1) All notes described in this Pricing Supplement are issued in U.S. Dollars with authorized denominations of $1,000 and integral multiples thereof.
(2) Interest payments are paid on the 15th day of each applicable month.
(3) Expressed as a percentage of aggregate principal.

(4) The survivor*s option may not be exercised until at least 12 months following the date of original issue.  In addition, the issuer may limit the aggregate principal amount of notes as to which the survivor's option may be exercised as follows:

* In any calendar year, the issuer may limit the aggregate principal amount to the greater of 1% of the outstanding aggregate principal amount of the notes as of December 31 of the most recently completed year or $1,000,000 (the "annual put limitation").

* For any individual deceased beneficial owner of notes, the issuer may limit the aggregate principal amount to $200,000 for any calendar year (the "individual put limitation").

For a complete description of the terms and conditions relating to the Survivor's Option, which carries certain limitations, see "Description of Notes -- Repayment Upon Death" in the Prospectus Supplement.

(5) You should review the section in the Prospectus Supplement entitled "United States Federal Taxation."  Additionally, you are urged to consult your tax advisor regarding the tax treatment and whether a purchase of the Notes is advisable in light of your tax treatment and your particular situation.

The Securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense. This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates and agents in connection with offers and sales of the Securities in market-making transactions.